Exhibit 99.1

PRESS RELEASE

Contact: William Johnson

CFO

PNA Group, Inc.

770-641-6460

FOR IMMEDIATE RELEASE

PNAG REPORTS 2008 FIRST QUARTER FINANCIAL RESULTS

May 13 – Atlanta, GA – PNA Group, Inc. (“PNAG” or the “Company”) today announced its operating results for the quarter ended March 31, 2008. Net sales were $474.0 million for the first quarter, an increase of $66.7 million from the prior year quarter of $407.3 million. Adjusted EBITDA (as defined and calculated in the attached table), a non-GAAP financial measure used by PNAG and its creditors to monitor the performance of the business, was $40.7 million for the first quarter 2008, a $10.7 million increase from $30.0 million in the first quarter 2007. The Company recognized $4.2 million in depreciation and amortization expenses during the quarter. Interest expense for the first quarter 2008 was $12.4 million. Operating income was $36.2 million, an increase of $9.7 million from $26.5 million in the first quarter 2007. Net income was $14.2 million versus $9.4 million in the prior year quarter.

The Company had $301.3 million drawn under its credit facility at March 31, 2008. Total debt of $600.1 million at March 31, 2008 was $87.7 million higher than at December 31, 2007 principally due to our acquisition activity in the quarter. Capital expenditures of $7.5 million were made during the first quarter 2008. The majority of this spending was related to expansions of existing facilities. During the three months ended March 31, 2008, net cash used in operating activities was $38.1 million.

On March 14, 2008, PNAG completed the acquisition of Sugar Steel for $44.7 million, which was financed through our revolving credit facility. Sugar Steel is based in Chicago Heights, IL and its business specializes in processing and distribution of carbon structural products. It will be included in the Company’s Long Products and Plate segment for reporting purposes.

Maurice S. Nelson, Jr., Chief Executive Officer of PNAG said “The Company has had a strong start to 2008 with solid volumes and improving gross margins from those experienced in the second half of 2007. Our gross margin for the March 2008 quarter was 19.0% versus 17.6% for the same period in 2007 and 16.0% for the December 2007 quarter. This is the primary cause of the increase in our operating margins to 7.6% in the first quarter of 2008 from 6.5% for the prior year quarter.”

“We currently see that most of our end markets, in particular infrastructure, industrial and commercial construction along with energy, remain healthy. We believe this is evidenced by consistent volumes shipped with equivalent volumes for the quarter compared to the prior year quarter. Volume for the first three months of 2008 compared to the same period in the prior year rose 4.4%, with Long Products and Plate volumes essentially the same and Flat Rolled increasing 13.4%.”

“Excluding $33.1 million of inventory added related to the Sugar Steel acquisition, our inventory increased $26.9 million during the first quarter of 2008 due to significant carbon steel price increases from the producing mills.”

“We are progressing on facility expansions and two new facilities in the Long Products and Plate segment that should allow for increased capacity in key markets in the late part of 2008. We will continue, however, to closely monitor our end-markets for changes in demand and if weakness develops adjust our inventory levels accordingly.”

PNAG has scheduled a conference call for Wednesday, May 14, 2008 at 1:00 p.m. Eastern Time. The dial-in number 888-440-7702, (the international number is 706-643-2662). The conference identification # is 46736320. A replay of the conference call can be accessed at 800-642-1687 or 706-645-9291 through May 31.

PNAG is a leading national steel service center group that distributes steel products and provides value-added steel processing services to our customers, which are largely comprised of fabricators and original equipment manufacturers, across a diversified group of industries, including the non-residential construction, machinery and equipment, manufacturing, oil and gas, telecommunications and utilities markets. The Company distributes a variety of steel products, including a full line of structural and long products, plate, flat rolled coil, tubulars and sheet, as well as performs a variety of value-added processing services for our customers.

The Company has six operating subsidiaries: Infra-Metals Co., Delta Steel, LP, Metals Supply Company, Ltd., Sugar Steel Corporation and Precision Flamecutting & Steel, L.P., which comprise our Long Products and Plate segment, and Feralloy Corporation which comprises our Flat Rolled segment. For more information, visit the Company’s website at http://www.pnagroupinc.com. The information contained in this release is limited and the Company encourages interested parties to read the Company’s annual report on Form 10-K as of and for the year ended December 31, 2007, which is on file with the Securities and Exchange Commission for more complete historical information about the Company. Additionally, copies of the Company’s filings with the Securities and Exchange Commission together with press releases and other information for investors may be found at the Company’s website.

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s historic periodic filings with the Securities and Exchange Commission.

PNA GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of dollars)

	Three Months Ended March 31,
	2008	2007
Net sales	$474,037	$407,322
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	384,081	335,536
Processing	9,924	8,137
Distribution	6,214	5,591
Selling, general, and administrative	33,379	28,622
Amortization of intangibles	2,388	1,391
Depreciation	1,813	1,580

Total operating costs and expenses	437,799	380,857

Operating income	36,238	26,465
Interest expense	12,370	10,687
Income from equity investments	(658)	(453)

Income before minority interest and income tax expense	24,526	16,231
Minority interest	1,132	871

Income before income tax expense	23,394	15,360
Income tax expense	9,212	5,920

Net income	$14,182	$9,440

PNA GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	March 31, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$5,969	$4,897
Restricted cash	1,660	2,096
Accounts receivable, less allowance for doubtful accounts of $5,414 and $4,985, respectively	236,593	185,932
Inventories, net	452,102	392,110
Receivables from affiliates	2,749	2,662
Other current assets	18,570	18,947

Total current assets	717,643	606,644
Property, plant and equipment, net	88,796	72,104
Goodwill	32,667	32,667
Intangible assets, net	32,127	34,380
Deferred financing costs, net	11,146	11,351
Equity investments	9,600	8,941
Other noncurrent assets	2,644	2,215

Total assets	$894,623	$768,302

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$154,801	$136,218
Payables to affiliates	955	1,125
Other payables	33,228	42,018
Income taxes payable	15,936	6,949

Total current liabilities	204,920	186,310
Long term debt, net of current maturities	599,272	511,602
Deferred income taxes	6,735	1,194
Accrued pension costs	3,063	3,316

Total liabilities	813,990	702,422

Commitments and contingencies	—	—
Minority interest	1,915	1,483
Stockholder’s equity
Common stock: $1 par value - 1,000 shares authorized, issued and outstanding	1	1
Additional paid-in capital	64,188	64,188
Retained earnings	14,321	—
Accumulated other comprehensive income	208	208

Total stockholder’s equity	78,718	64,397

Total liabilities and stockholder’s equity	$894,623	$768,302

PNA GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities
Net income	$14,182	$9,440
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	4,201	2,971
Amortization of deferred financing costs	374	—
Provision for bad debts	554	230
Deferred income taxes	(412)	(103)
Loss (gain) on disposal of fixed assets	(16)	—
Minority interests	1,132	871
Income from equity investments	(658)	(453)
Dividends received from equity investments	—	315
(Increase) decrease in
Accounts receivable	(35,661)	(12,966)
Receivables from/payables to affiliates	(257)	(450)
Inventories	(26,932)	15,649
Other assets	1,106	4,176
Increase (decrease) in
Payables	8,379	(5,497)
Accruals	(13,557)	(16,979)
Income tax payable	9,736	(3,984)
Accrued pension cost	(253)	(1,033)

Net cash (used in) provided by operating activities	(38,082)	(7,813)

Cash flows from investing activities
Increase in restricted cash	436	(913)
Purchases of property, plant and equipment	(7,513)	(4,631)
Proceeds from disposals of property, plant and equipment	30	—
Acquisition of Sugar Steel, net of cash acquired	(40,760)	—

Net cash (used in) provided by investing activities	(47,807)	(5,544)

Cash flows from financing activities
Net (payments) proceeds on revolving credit facility	87,902	15,367
Other long-term debt	(210)	(53)
Deferred financing costs	(169)	(65)
Dividend paid to minority interest holders	(343)	(343)
Dividends paid to parent	(219)	(1,832)

Net cash (used in) provided by financing activities	86,961	13,074

Net increase (decrease) in cash and cash equivalents	1,072	(283)
Cash and cash equivalents at beginning of period	4,897	3,201

Cash and cash equivalents at end of period	$5,969	$2,918

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$17,936	$17,818

Income taxes	$346	$10,060

PNA GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED SEGMENT INFORMATION

(in thousands of dollars and tons)

Three Months Ended March 31, 2008	Long Products and Plate	Flat Rolled	Corporate and Other	Total
Net sales	$347,584	$126,453	$—	$474,037
Cost and expenses:
Cost of materials sold	276,872	107,209	—	384,081
Processing, distribution and S,G&A costs	34,268	12,573	2,676	49,517
Depreciation and amortization	3,359	698	144	4,201

Total operating costs and expenses	314,499	120,480	2,820	437,799

Operating income	$33,085	$5,973	$(2,820)	$36,238

Tons sold	335	161	—	496
Tons tolled	—	151	—	151

Tons shipped	335	312	—	647

Three Months Ended March 31, 2007	Long Products and Plate	Flat Rolled	Corporate and Other	Total
Net sales	$296,706	$110,616	$—	$407,322
Cost and expenses:
Cost of materials sold	241,316	94,220	—	335,536
Processing, distribution and S,G&A costs	28,382	11,461	2,507	42,350
Depreciation and amortization	2,135	690	146	2,971

Total operating costs and expenses	271,833	106,371	2,653	380,857

Operating income	$24,873	$4,245	$(2,653)	$26,465

Tons sold	333	142	—	475
Tons tolled	—	160	—	160

Tons shipped	333	302	—	635

EBITDA and Adjusted EBITDA Non-GAAP Presentation

EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP. The items excluded from EBITDA are significant components in understanding and assessing financial performance. We have included data with respect to EBITDA because we consider it to be a supplemental indicator of our operating performance. Also, we believe that EBITDA is commonly used as a measure of performance for companies in our industry and are frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. In addition, we have calculated Adjusted EBITDA, which adjusts the EBITDA measure for some, but not all, of the items resulting from (i) the acquisition by Platinum Equity of PNAG and (ii) the acquisition by PNAG of Metals Supply Company, Ltd. that in each case affected our most recent operating results in comparison to prior periods. Management believes that consideration of EBITDA and Adjusted EBITDA should be supplemental, because both have limitations as an analytical financial measure. These limitations include the following:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA do not reflect the effect of earnings or charges resulting from matters our management considers not to be indicative of our ongoing operations; and

•

not all of the companies in our industry may calculate EBITDA and Adjusted EBITDA in the same manner in which our company calculates EBITDA and Adjusted EBITDA, which limits their usefulness as comparative measures.

As a result of these limitations, EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, as calculated in accordance with GAAP, as measures of operating performance, nor should they be considered as alternatives to cash flows, as calculated in accordance with GAAP, as a measure of liquidity.

The table below presents non-GAAP data for EBITDA and Adjusted EBITDA (in thousands) for the first quarter of 2008 and 2007, respectively.

EBITDA and Adjusted EBITDA Non-GAAP Presentation

(in thousands of dollars)

	Three Months Ended March 31,
	2008	2007
Net income	$14,182	$9,440
Add: Amortization of intangibles	2,388	1,391
Depreciation	1,813	1,580
Interest expense	12,370	10,687
Income tax expense	9,212	5,920

EBITDA	39,965	29,018
Adjusted for:
Platinum monitoring fees	1,250	1,250
Rent paid to Travel Main’s subsidiaries	(1,608)	(1,569)
Net profit of Travel Main	358	358
Provision for participation plan	745	928

Adjusted EBITDA	$40,710	$29,985